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                                    March 20, 1996



Analytical Surveys, Inc.
1935 Jamboree Drive
Colorado Springs, Colorado  80920


Gentlemen:

      As counsel for Analytical Surveys, Inc., a Colorado corporation (the "Company"), I have examined the Company's Articles of Incorporation, Bylaws and such other corporate records, documents and proceedings and such questions of law as I have deemed relevant for the purpose of this opinion.

      I have also examined the Registration Statement of the Company and the Selling Shareholders on Form S-2 filed with the Securities and Exchange Commission on March 20, 1996 (Registration No. ________), covering the registration under the Securities Act of 1933, as amended, of 292,450 shares of no par value (the "Common Stock"), including the Exhibits and form of prospectus (the "Prospectus") filed therewith.

      On the basis of such examination, I am of the opinion that:

      1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Colorado, with corporate power to conduct the business which it conducts as described in the Registration Statement.

      2. The Common Stock has been duly and validly authorized and created and subject to payment therefor pursuant to the terms contemplated in the Prospectus, the Common Stock will be duly and validly issued as fully paid and non-assessable shares of the Common Stock of the Company.

                                    Very truly yours,

                                    DANIEL P. EDWARDS, P.C.


                                    By:___________________________
                                           Daniel P. Edwards